Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Fourth Quarter 2017 Results,

Initiates Quarterly Dividend, Increases Capital Spending and Provides 2018 Guidance

Nashville, Tenn., January 30, 2018 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2017.

Key fourth quarter metrics (all percentage changes compare 4Q 2017 to 4Q 2016 unless otherwise noted):

•	Revenues totaled $11.562 billion, an increase of 8.6 percent
•	Net income attributable to HCA Healthcare, Inc. totaled $474 million, or $1.30 per diluted share
•	Adjusted EBITDA totaled $2.362 billion, an increase of 7.1 percent
•	Cash flows from operating activities totaled $1.734 billion, compared to $1.699 billion in the prior year’s fourth quarter
•	Same facility equivalent admissions increased 2.3 percent, while same facility admissions increased 1.4 percent
•	Same facility revenue per equivalent admission increased 3.5 percent

Revenues in the fourth quarter totaled $11.562 billion, compared to $10.641 billion in the fourth quarter of 2016. Net income attributable to HCA Healthcare, Inc. totaled $474 million, or $1.30 per diluted share, compared to $920 million, or $2.39 per diluted share, in the fourth quarter of 2016. Results for the fourth quarter of 2017 include a non-cash increase in the Company’s provision for income taxes of $301 million, or $0.83 per diluted share, related to the estimated impact of the Tax Cuts and Jobs Act on our deferred tax assets and liabilities. This estimate may be refined as further information becomes available.

During the fourth quarter of 2016, the Company recognized gains on sales of facilities of $15 million, or $0.04 per diluted share, and legal claim benefits of $279 million, or $0.46 per diluted share. The Company recognized a tax benefit of $2 million, or $0.01 per diluted share, in the fourth quarter of 2017 compared to a $33 million tax benefit, or $0.09 per diluted share, in the fourth quarter of 2016 for excess tax benefits related to employee equity award settlements recorded as a component of the provision for income taxes.

Adjusted EBITDA for the fourth quarter of 2017 increased 7.1 percent to $2.362 billion from $2.206 billion in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Fourth quarter revenue growth was primarily driven by an increase of 2.3 percent in same facility equivalent admissions and an increase of 3.5 percent in same facility revenue per equivalent admission compared to the fourth quarter of 2016. Same facility admissions increased 1.4 percent in the fourth quarter of 2017 compared to the prior year period while same facility emergency room visits increased 3.4 percent in the fourth quarter of 2017 compared to the prior year period.

During the fourth quarter of 2017, same facility inpatient surgeries increased 0.6 percent while same facility outpatient surgeries increased 0.8 percent compared to the prior year period.

The Company’s same facility operating expense per equivalent admission increased 3.3 percent from the prior year’s fourth quarter. During the fourth quarter of 2017, salaries and benefits, supplies and other operating expenses totaled $9.209 billion, or 79.7 percent of revenues, compared to $8.445 billion, or 79.4 percent of revenues, in the fourth quarter of 2016.

Year Ended December 31, 2017

Revenues for the year ended December 31, 2017 totaled $43.614 billion compared to $41.490 billion for 2016. Net income attributable to HCA Healthcare, Inc. for 2017 was $2.216 billion, or $5.95 per diluted share, compared to $2.890 billion, or $7.30 per diluted share, for the year ended December 31, 2016. Results for the year ended December 31, 2017 include a non-cash increase in the Company’s provision for income taxes of $301 million, or $0.81 per diluted share, related to the estimated impact of the Tax Cuts and Jobs Act on our deferred tax assets and liabilities. This estimate may be refined as further information becomes available. Results for the year ended December 31, 2017 also include gains on sales of facilities of $8 million, or $0.01 per diluted share, and losses on retirement of debt of $39 million, or $0.06 per diluted share.

In 2017, the Company incurred additional expenses and experienced losses of revenues estimated at approximately $140 million, or $0.24 per diluted share, associated with Hurricanes Harvey and Irma’s impact on our Corpus Christi, Houston, Florida, Georgia and South Carolina facilities. This amount is prior to any insurance recoveries which the Company may receive.

The Company recognized an $82 million, or $0.22 per diluted share, tax benefit in 2017 compared to a $162 million tax benefit, or $0.41 per diluted share, during 2016 for excess tax benefits related to employee equity award settlements recorded as a component of the provision for income taxes. For 2016, the Company also recognized a reduction in the provision for income taxes of $51 million, or $0.13 per diluted share, resulting from the completion of the IRS examination of HCA’s 2011 and 2012 federal income tax returns. Results for 2016 also included gains on sales of facilities of $23 million, or $0.05 per diluted share, and legal claims benefits of $246 million, or $0.39 per diluted share. Adjusted EBITDA for 2017 increased to $8.233 billion compared to $8.218 billion in 2016.

Balance Sheet and Cash Flow

As of December 31, 2017, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $732 million, total debt of $33.058 billion, and total assets of $36.593 billion. During the fourth quarter of 2017, capital expenditures totaled $982 million, excluding acquisitions. The Company repurchased 7.2 million shares of its common stock at a cost of $576 million in the fourth quarter and had $1.802 billion remaining on its $2 billion October 2017 authorization as of December 31, 2017. For 2017, the Company repurchased 25.1 million shares of its common stock at a cost of $2.051 billion. At December 31, 2017, the Company had 350.092 million shares outstanding compared to 370.536 million shares outstanding as of December 31, 2016. Net cash provided by operating activities in the fourth quarter of 2017 totaled $1.734 billion compared to $1.699 billion in the prior year’s fourth quarter.

Today, the Company is also announcing a planned increase in its 3-year capital expenditures program to pursue growth opportunities in its existing markets. The updated capital investment program is expected to approximate $10.5 billion over the next three years, up from the previous 3-year spend of approximately $8.2 billion.

As of December 31, 2017, HCA operated 179 hospitals and 120 freestanding surgery centers and numerous other healthcare facilities.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.35 per share on the Company’s common stock. The dividend will be paid on March 30, 2018 to stockholders of record at the close of business on March 1, 2018.

“The initiation of a quarterly dividend demonstrates our confidence in the financial strength of our Company and the cash flow it generates,” stated R. Milton Johnson, Chairman and Chief Executive Officer of HCA. “We believe our cash flow from operations will allow us to continue to invest in our existing markets, and pursue acquisition opportunities, while also returning capital to stockholders. The announcement today reinforces our commitment to delivering value to stockholders while investing for future growth.”

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2018 Guidance

Today, HCA issued the following estimated guidance for 2018:

2018 Guidance Range
Revenues	$45.0 to $46.0 billion
Adjusted EBITDA	$8.45 to $8.75 billion
EPS (diluted)	$8.50 to $9.00 per diluted share
Capital Expenditures	Approximately $3.5 billion

The Company’s 2018 guidance contains a number of assumptions, including:

•	2018 guidance for EPS (diluted) includes an estimated $50 million income tax benefit, or $0.14 per diluted share, for excess tax benefits related to employee equity award settlements recorded as a component of the provision for income taxes. The timing and amounts related to employee equity award settlements are difficult to project and may vary from this estimate.
•	2018 guidance assumes the sale of the Company’s Oklahoma facilities closing during the first quarter. These facilities had annual revenues of approximately $1 billion and Adjusted EBITDA of approximately $180 million in 2017.
•	2018 guidance includes an estimated impact of $1.35 earnings per diluted share related to the Tax Cuts and Jobs Act.
•	2018 guidance excludes any acquisitions that have not been completed.
•	2018 guidance excludes any hurricane insurance recoveries the Company may receive.
•	2018 guidance excludes any changes in our estimates of the impact of the Tax Cuts and Jobs Act on our deferred tax assets and liabilities.
•	2018 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

The Company’s 2018 annual stockholders’ meeting will be held in Nashville, Tennessee on April 26, 2018 at 2:00 p.m. local time for stockholders of record as of March 7, 2018.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1160368&tp_key=22f9dbc8eb or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2018, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), including the effects of any repeal of, or changes to, the Health Reform Law or changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, (23) the impact of natural disasters, such as hurricanes and floods, or similar events beyond the Company’s control, (24) changes in interpretations, assumptions, and expectations regarding the Tax Cuts and Jobs Act, including additional guidance that may be issued by federal and state taxing authorities, and (25) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2016 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2017		2016
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$12,497		$11,506
Provision for doubtful accounts	935		865

Revenues	11,562	100.0%	10,641	100.0%

Salaries and benefits	5,181	44.8	4,764	44.8
Supplies	1,947	16.8	1,802	16.9
Other operating expenses	2,081	18.1	1,879	17.7
Equity in earnings of affiliates	(9)	(0.1)	(10)	(0.1)
Depreciation and amortization	550	4.8	503	4.6
Interest expense	433	3.7	432	4.1
Losses (gains) on sales of facilities	2	—	(15)	(0.1)
Legal claim benefits	—	—	(279)	(2.6)

	10,185	88.1	9,076	85.3

Income before income taxes	1,377	11.9	1,565	14.7

Provision for income taxes	736	6.4	480	4.5

Net income	641	5.5	1,085	10.2

Net income attributable to noncontrolling interests	167	1.4	165	1.6

Net income attributable to HCA Healthcare, Inc.	$474	4.1	$920	8.6

Diluted earnings per share	$1.30		$2.39

Shares used in computing diluted earnings per share (millions)	363.943		384.747

Comprehensive income attributable to HCA Healthcare, Inc.	$464		$923

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2017 and 2016

(Dollars in millions, except per share amounts)

	2017		2016
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$47,653		$44,747
Provision for doubtful accounts	4,039		3,257

Revenues	43,614	100.0%	41,490	100.0%

Salaries and benefits	20,059	46.0	18,897	45.5
Supplies	7,316	16.8	6,933	16.7
Other operating expenses	8,051	18.4	7,496	18.1
Equity in earnings of affiliates	(45)	(0.1)	(54)	(0.1)
Depreciation and amortization	2,131	4.9	1,966	4.8
Interest expense	1,690	3.9	1,707	4.1
Gains on sales of facilities	(8)	—	(23)	(0.1)
Lossses on retirement of debt	39	0.1	4	—
Legal claim benefits	—	—	(246)	(0.6)

	39,233	90.0	36,680	88.4

Income before income taxes	4,381	10.0	4,810	11.6

Provision for income taxes	1,638	3.7	1,378	3.3

Net income	2,743	6.3	3,432	8.3

Net income attributable to noncontrolling interests	527	1.2	542	1.3

Net income attributable to HCA Healthcare, Inc.	$2,216	5.1	$2,890	7.0

Diluted earnings per share	$5.95		$7.30

Shares used in computing diluted earnings per share (millions)	372.221		395.851

Comprehensive income attributable to HCA Healthcare, Inc.	$2,276		$2,817

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,	September 30,	December 31,
	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$732	$718	$646
Accounts receivable, less allowance for doubtful accounts of $5,488, $5,416 and $4,988	6,501	5,980	5,826
Inventories	1,573	1,546	1,503
Other	1,171	1,204	1,111

Total current assets	9,977	9,448	9,086

Property and equipment, at cost	40,084	39,262	37,055
Accumulated depreciation	(22,189)	(21,933)	(20,703)

	17,895	17,329	16,352

Investments of insurance subsidiaries	418	368	336
Investments in and advances to affiliates	199	201	206
Goodwill and other intangible assets	7,394	7,357	6,704
Other	710	1,028	1,074

	$36,593	$35,731	$33,758

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,606	$2,314	$2,318
Accrued salaries	1,369	1,312	1,265
Other accrued expenses	1,983	1,783	2,035
Long-term debt due within one year	200	202	216

Total current liabilities	6,158	5,611	5,834

Long-term debt, less net debt issuance costs of $164, $171 and $170	32,858	32,751	31,160
Professional liability risks	1,198	1,179	1,148
Income taxes and other liabilities	1,374	1,256	1,249

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(6,806)	(6,780)	(7,302)
Noncontrolling interests	1,811	1,714	1,669

Total deficit	(4,995)	(5,066)	(5,633)

	$36,593	$35,731	$33,758

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

(Dollars in millions)

	2017	2016
Cash flows from operating activities:
Net income	$2,743	$3,432
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(4,640)	(3,247)
Provision for doubtful accounts	4,039	3,257

Accounts receivable, net	(601)	10
Inventories and other assets	(69)	(112)
Accounts payable and accrued expenses	374	144
Depreciation and amortization	2,131	1,966
Income taxes	433	123
Gains on sales of facilities	(8)	(23)
Losses on retirement of debt	39	4
Legal claim benefits	—	(246)
Amortization of debt issuance costs	31	34
Share-based compensation	270	251
Other	83	70

Net cash provided by operating activities	5,426	5,653

Cash flows from investing activities:
Purchase of property and equipment	(3,015)	(2,760)
Acquisition of hospitals and health care entities	(1,212)	(576)
Disposition of hospitals and health care entities	25	26
Change in investments	(73)	64
Other	(4)	6

Net cash used in investing activities	(4,279)	(3,240)

Cash flows from financing activities:
Issuance of long-term debt	1,502	5,400
Net change in revolving credit facilities	760	(110)
Repayment of long-term debt	(753)	(4,475)
Distributions to noncontrolling interests	(448)	(434)
Payment of debt issuance costs	(26)	(40)
Repurchase of common stock	(2,051)	(2,751)
Other	(45)	(98)

Net cash used in financing activities	(1,061)	(2,508)

Change in cash and cash equivalents	86	(95)
Cash and cash equivalents at beginning of period	646	741

Cash and cash equivalents at end of period	$732	$646

Interest payments	$1,700	$1,666
Income tax payments, net	$1,205	$1,255

HCA Healthcare, Inc.

Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2017	2016	2017	2016
Operations:
Number of Hospitals	179	170	179	170
Number of Freestanding Outpatient Surgery Centers	120	118	120	118
Licensed Beds at End of Period	46,738	44,290	46,738	44,290
Weighted Average Licensed Beds	46,636	44,274	45,380	44,077

Reported:
Admissions	495,121	475,281	1,936,613	1,891,831
% Change	4.2%		2.4%
Equivalent Admissions	845,986	801,799	3,286,432	3,191,519
% Change	5.5%		3.0%
Revenue per Equivalent Admission	$13,666	$13,272	$13,271	$13,000
% Change	3.0%		2.1%
Inpatient Revenue per Admission	$13,886	$13,339	$13,571	$13,100
% Change	4.1%		3.6%
Patient Days	2,420,007	2,308,865	9,490,138	9,274,384
% Change	4.8%		2.3%
Equivalent Patient Days	4,135,032	3,895,055	16,104,764	15,645,886
% Change	6.2%		2.9%

Inpatient Surgery Cases	141,147	136,385	546,228	537,306
% Change	3.5%		1.7%
Outpatient Surgery Cases	250,925	242,095	935,307	932,213
% Change	3.6%		0.3%

Emergency Room Visits	2,214,416	2,074,074	8,624,137	8,378,340
% Change	6.8%		2.9%

Outpatient Revenues as a
Percentage of Patient Revenues	38.7%	38.5%	37.8%	38.3%

Average Length of Stay (days)	4.888	4.858	4.900	4.902

Occupancy	56.4%	56.7%	57.3%	57.5%

Same Facility:
Admissions	476,571	469,964	1,890,144	1,869,581
% Change	1.4%		1.1%
Equivalent Admissions	810,171	791,889	3,198,124	3,150,244
% Change	2.3%		1.5%
Revenue per Equivalent Admission	$13,777	$13,311	$13,340	$13,049
% Change	3.5%		2.2%
Inpatient Revenue per Admission	$14,012	$13,397	$13,661	$13,168
% Change	4.6%		3.7%

Inpatient Surgery Cases	135,807	135,009	533,825	532,448
% Change	0.6%		0.3%
Outpatient Surgery Cases	241,446	239,583	912,936	924,895
% Change	0.8%		-1.3%

Emergency Room Visits	2,113,380	2,044,086	8,368,279	8,256,499
% Change	3.4%		1.4%

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Years
	Fourth Quarter		Ended December 31,
	2017	2016	2017	2016
Revenues	$11,562	$10,641	$43,614	$41,490

Net income attributable to HCA Healthcare, Inc.	$474	$920	$2,216	$2,890
Losses (gains) on sales of facilities (net of tax)	1	(15)	(5)	(19)
Losses on retirement of debt (net of tax)	—	—	25	2
Legal claim benefits (net of tax)	—	(176)	—	(155)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits (a)	475	729	2,236	2,718
Depreciation and amortization	550	503	2,131	1,966
Interest expense	433	432	1,690	1,707
Provision for income taxes	737	377	1,649	1,285
Net income attributable to noncontrolling interests	167	165	527	542

Adjusted EBITDA (a)	$2,362	$2,206	$8,233	$8,218

Adjusted EBITDA margin (a)	20.4%	20.7%	18.9%	19.8%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$1.30	$2.39	$5.95	$7.30
Losses (gains) on sales of facilities	—	(0.04)	(0.01)	(0.05)
Losses on retirement of debt	—	—	0.06	0.01
Legal claim benefits	—	(0.46)	—	(0.39)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits(a)	$1.30	$1.89	$6.00	$6.87

Shares used in computing diluted earnings per share (millions)	363.943	384.747	372.221	395.851

(a)	Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim benefits, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2018 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2018
	Low	High
Revenues	$45,000	$46,000

Net income attributable to HCA Healthcare, Inc. (a)	$3,020	$3,200
Depreciation and amortization	2,200	2,200
Interest expense	1,775	1,775
Provision for income taxes	955	1,075
Net income attributable to noncontrolling interests	500	500

Adjusted EBITDA (a) (b)	$8,450	$8,750

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$8.50	$9.00

Shares used in computing diluted earnings per share (millions)	355.300	355.300

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)	The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)	Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.